Exhibit 1.1

APPLIED OPTOELECTRONICS, INC.

AMENDMENT NO. 1 TO EQUITY DISTRIBUTION AGREEMENT

March 12, 2026

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Needham & Company, LLC

250 Park Avenue

New York, New York 10177

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated February 26, 2026 (the “Sales Agreement”), by and among Applied Optoelectronics, Inc. a Delaware Corporation (the “Company”), Raymond James & Associates, Inc. (“Raymond James”) and Needham & Company, LLC (“Needham” and together with Raymond James, the “Agents”). Capitalized terms used herein but not otherwise defined are used herein as defined in the Sales Agreement.

The Company and the Agents (collectively, the “Parties”) wish to amend the Sales Agreement, pursuant to Section 17 of the Sales Agreement, on the terms and conditions set forth in this letter (this “Amendment”). Therefore, for and in consideration of the mutual covenants and agreements herein contained, and contained in the Sales Agreement, the Company, on the one hand, and the Agents, on the other hand, the Parties therefore hereby agree as follows:

1.                  Increase in the Aggregate Gross Proceeds of Shares. The reference to “$250,000,000” in Section 1 of the Sales Agreement regarding the aggregate gross proceeds of shares of the Company’s common stock is hereby amended and replaced with “$500,000,000.”

2.                  Definition of Prospectus Supplement. The Parties agree that the definition of Prospectus Supplement under Section 1 of the Sales Agreement shall include the amendment to the prospectus supplement dated March 12, 2026.

3.                  Governing Law. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING APPLICABLE LAW AND WAIVER OF JURY TRIAL SET FORTH IN SECTIONS 18 AND 19 OF THE SALES AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

4.                  Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or electronic transmission.

5.                  Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Sales Agreement shall remain in full force and effect. As amended hereby, the Sales Agreement is ratified and confirmed in all respects. On and after the date of this Amendment, each reference in the Sales Agreement to the “Agreement”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Sales Agreement as amended by this Amendment.

(Signature page follows.)

If the foregoing correctly sets forth the understanding between the Company and the Agents, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Agents.

Very truly yours,

APPLIED OPTOELECTRONICS, INC.

		By:	/s/ Chih-Hsiang (Thompson) Lin
Name: Chih-Hsiang (Thompson) Lin
Title: President, CEO & Chairman

The foregoing Amendment No. 1 to the Sales Agreement is hereby confirmed and accepted as of the date first written above.

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Geoffrey M. Tobin
Name: Geoffrey M. Tobin
Title: Managing Director – Investment Banking

NEEDHAM & COMPANY, LLC

By:	/s/ Matthew Castrovince
Name: Matthew Castrovince
Title: Managing Director

[Signature Page to AOI ATM – Amendment No. 1]